EXHIBIT 99



PRESS RELEASE                                            Source: Interland, Inc.

               INTERLAND COMPLETES ACQUISITION OF WEB.COM ASSETS

Wednesday December 28, 8:30 am ET

              ASSETS INCLUDE WEB.COM DOMAIN, WEB HOSTING ACCOUNTS,
            REGISTRAR BUSIENSS; INTERLAND ANNOUNCES PLANS TO CHANGE
                             NAME TO WEB.COM, INC.

ATLANTA, Dec. 28, 2005 (PRIMEZONE) -- Interland (NasdaqNM:INLD - News), a leading provider of websites and online services for small and medium-sized businesses (SMBs), today announced that it has completed its asset acquisition from Web Internet, LLC (Web.com) and Web Service Company Inc. Included in the assets are the domain name Web.com, web hosting business comprised of approximately 9,000 subscribers, accredited registrar business and trademark rights. Interland paid approximately $4.8 million in cash, restricted stock and assumed liabilities. Roughly half of the consideration consists of assumed liabilities, including debt in the form of a low-interest 3% loan payable over three years.

As a result of this acquisition, Interland intends to change its corporate name to Web.com, Inc. The formal name change is expected to take place in the first half of 2006. The name change is a strategic move designed to clearly align the company with its branded line of business: offering web services (including websites, web hosting, and web marketing) for small and medium-sized businesses and consumers.

"Acquiring Web.com is an exciting step toward increasing our market penetration. Web.com is an under-utilized asset that we can unlock to reach its full potential," stated Jeff Stibel, President and CEO, Interland. "In addition to a tremendous branding opportunity, this acquisition adds revenues, significant direct navigation traffic, and an entrance into the consumer segment of the web hosting market."

The Web.com acquisition is anticipated to bring approximately $75K in monthly hosting revenues. The Web.com assets also generate one-time, non-recurring revenues which are not included in the recurring revenue total, such as domain registrations, domain privacy, URL forwarding and advertising and commerce revenues.

Interland intends to integrate Web.com's offerings and customers within Interland's infrastructure to maximize efficiencies and cost savings. Current Web.com CEO, Will Pemble, will join Interland as an Executive Vice President and will focus on building Web.com's consumer and registrar business.

About Interland

Interland, Inc. (NasdaqNM:INLD - News) is a leading provider of websites and online services focused on helping small and medium-sized businesses achieve success by providing the knowledge, services and tools to build, manage and promote businesses online. Interland offers a wide selection of online services, including standardized web hosting, ecommerce, application hosting, website development, online marketing and optimization tools. For more information about Interland, please visit http://www.interland.com or call at 800-336-9883.

Forward-looking Statements

Except for the historical information contained in this press release, statements in this press release may be considered forward-looking statements. These forward-looking statements include, but are not limited to: the revenues Interland anticipates earning on the acquired accounts, the web traffic Interland anticipates receiving from the domain Web.com, Interland's ability to generate new sales from any additional web traffic Interland may receive and Interland's ability to integrate the acquired accounts and service offerings into Interland's infrastructure. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update its forward-looking statements.

Contact:
          Interland
          Peter Delgrosso
          (404) 260-2500
          pdelgrosso@interland.com